Exhibit 11

                      COMPUTATION OF PER SHARE EARNINGS

The following is a computation of the weighted average number of shares outstanding which is used in the computation of per share earnings for Luby's, Inc. for the quarters ended November 21, 2001, and November 30, 2000.


        Quarter ended November 21, 2001

          22,422,943 x shares outstanding for 82 days        1,838,681,326
                                                             divided by 82
                                                             _____________
                                                                22,422,943

        Quarter ended November 30, 2000

          22,420,375 x shares outstanding for 91 days        2,040,254,125
                                                             divided by 91
                                                             _____________
                                                                22,420,375